Exhibit 10.5

ADMINISTRATIVE SERVICES AGREEMENT

BETWEEN

OSG AMERICA L.P., AND

OSG SHIP MANAGEMENT, INC.

FORM OF ADMINISTRATIVE SERVICES AGREEMENT

ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”), dated as of                 , 2007, between OSG AMERICA L.P., a Delaware limited partnership (“OSG MLP”) and OSG SHIP MANAGEMENT, INC., a Delaware corporation (“OSGM”).

WHEREAS OSG MLP, a limited partnership whose units are listed and will trade on the New York Stock Exchange, requires certain non-strategic administrative services; and

WHEREAS OSG MLP wishes to engage OSGM to provide such non-strategic administrative services to OSG MLP on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below) hereto agree as follows:

SECTION 1. Definitions. For the purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise.

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events:  (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (b) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (ii) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (c) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) (other than OSG or its Affiliates, with respect to OSG MLP General Partner), being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation which would not constitute a Change of Control under clause (b) above.

“Costs and Expenses” has the meaning set forth in Section 6.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Limited Partnership Agreement” means the amended and restated agreement of limited partnership of OSG MLP dated as of [DATE], as amended, supplemented or otherwise modified from time to time.

“OSG MLP General Partner” means OSG America LLC, a Delaware limited liability company, that is the general partner of OSG MLP and any successor general partner of OSG MLP approved pursuant to Section 11.01 or Section 11.02 of the Limited Partnership Agreement or the transferee of or successor to all of the general partner interest in OSG MLP pursuant to Section 4.06 of the Limited Partnership Agreement; provided, however, that such transferee or successor agrees to assume the rights and duties of OSG MLP General Partner under this Agreement and to be bound by the provisions of this Agreement;

“OSG MLP Group” means OSG MLP and its subsidiaries.

“Parties” means the parties to this Agreement and their successors and permitted assigns.

“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.

“Services” has the meaning set forth in Section 2.

“Unitholders” means holders of units representing limited partnership interests in OSG MLP.

“Voting Securities” means securities of any class of Person entitling the holders thereof to vote in the election of members of the board of directors or other similar governing body of the Person.

SECTION 2. Administrative Services. OSGM shall provide to any member of the OSG MLP Group such of the non-strategic administrative services set forth in Schedule A to this Agreement (the “Services”), in a commercially reasonable manner, as OSG MLP, may from time to time reasonably request or direct, all such Services to be provided under the supervision of OSG MLP, as represented by OSG MLP General Partner in its capacity as the general partner of OSG MLP.

SECTION 3. Covenants. During the term of this Agreement OSGM shall:

(a) diligently provide or subcontract for the provision of (in accordance with Section 19) the Services to the OSG MLP Group as an independent contractor, and be responsible to OSG MLP for the due and proper performance of same;

(b) retain at all times a qualified staff so as to maintain a level of expertise sufficient to provide the Services; and

(c) keep full and proper books, records and accounts showing clearly all transactions relating to its provision of the Services in accordance with established general commercial practices and in accordance with United States generally accepted accounting principles, and allow OSG MLP and its representatives to audit and examine such books, records and accounts at any time during customary business hours.

SECTION 4. Non-exclusivity. OSGM and its employees may provide services of a nature similar to the Services to any other Person. There is no obligation for OSGM to provide the Services to the OSG MLP Group on an exclusive basis.

SECTION 5. Confidential Information. OSGM shall be obligated to keep confidential, both during and after the term of this Agreement, all information it has acquired or developed in the course of providing Services under this Agreement. OSGM MLP shall be entitled to any equitable remedy available at law or equity, including specific performance, against a breach by OSGM of this obligation. OSGM shall not resist such application for relief on the basis that OSG MLP has an adequate remedy at law, and OSGM shall waive any requirement for the securing or posting of any bond in connection with such remedy.

SECTION 6. Reimbursement of Costs and Expenses. In consideration for OSGM providing the Services, OSG MLP shall reimburse OSGM the costs and expenses set forth in Schedule B to this Agreement (the “Costs and Expenses”) in the manner provided in Schedule B to this Agreement.

SECTION 7. General Relationship between the Parties. The relationship between the Parties is that of independent contractor. The Parties to this Agreement do not intend, and nothing herein shall be interpreted so as, to create a partnership, joint venture, employee or agency relationship between OSGM and any one or more of OSG MLP, OSG MLP General Partner in its capacity as general partner on behalf of OSG MLP or any member of the OSG MLP Group.

SECTION 8. Indemnity. OSG MLP shall indemnify and hold harmless OSGM and its directors, officers, employees and agents against all actions, proceedings, claims, demands or liabilities which may be brought against them due to this Agreement including, without limitation, all actions, proceedings, claims, demands or liabilities brought under the environmental laws of any jurisdiction, and against and in respect of all costs and expenses (including legal costs and expenses on a full indemnity basis) they may suffer or incur due to defending or settling same; provided, however that such indemnity shall exclude any or all losses, actions, proceedings, claims, demands, costs, damages, expenses and liabilities whatsoever which may be caused by or due to the gross negligence or willful misconduct of OSGM or its employees or agents.

SECTION 9. Consequential Damages. NEITHER OSGM NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY ANY MEMBER OF THE OSG MLP GROUP, OR FOR PUNITIVE DAMAGES, WITH RESPECT TO ANY TERM OR THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF INFORMED OF THE POSSIBILITY THEREOF IN ADVANCE. THIS LIMITATION APPLIES TO ALL CAUSES OF ACTION, INCLUDING, WITHOUT LIMITATION, BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, FRAUD, MISREPRESENTATION AND OTHER TORTS.

SECTION 10. Term and Termination. This Agreement shall commence as of the date first above written and shall continue for successive one year terms unless terminated by either Party hereto on not less than 60 days’ notice prior to the end of the then current term. Notwithstanding the foregoing a Party may terminate this Agreement at any time if:

(a) in the case of OSG MLP, there is a Change of Control of OSGM and in the case of OSGM, if there is a Change of Control of OSG MLP;

(b) the other Party breaches this Agreement;

(c) a receiver is appointed for all or substantially all of the property of the other Party;

(d) an order is made to wind-up the other Party;

(e) a final judgment, order or decree which materially and adversely affects the ability of the other Party to perform this Agreement shall have been obtained or entered against that Party and such judgment, order or decree shall not have been vacated, discharged or stayed; or

(f) the other Party makes a general assignment for the benefit of its creditors, files a petition in bankruptcy or for liquidation, is adjudged insolvent or bankrupt, commences any proceeding for a reorganization or arrangement of debts, dissolution or liquidation under any law or statute or of any jurisdiction applicable thereto or if any such proceeding shall be commenced.

SECTION 11. Costs and Expenses Upon Termination. Upon termination of this Agreement in accordance with Section 10, OSG MLP shall be obligated to pay OSGM any and all amounts payable pursuant to Section 6 for Services provided prior to the time of termination.

SECTION 12. Surrender of Books and Records. Upon termination of this Agreement, OSGM shall forthwith surrender to OSG MLP any and all books, records, documents and other property in the possession or control of OSGM relating to this

Agreement and to the business or affairs of OSG MLP and any member of the OSG MLP Group and, except as required by law, shall not retain any copies of same.

SECTION 13. Force Majeure. Neither party shall be liable for any failure to perform this Agreement due to any cause beyond its reasonable control.

SECTION 14. Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

SECTION 15. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

SECTION 16. Currency. Unless stated otherwise, all currency references herein are to United States Dollars.

SECTION 17. Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of New York, without regard to any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another jurisdiction. Each Party hereby submits to the jurisdiction of the state and Federal courts located in the State of New York and to venue in New York, New York.

SECTION 18. Notice. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to OSGM:

Overseas Shipping Group, Inc.
666 Third Avenue
New York, NY 10017
Attention: Chief Financial Officer
Facsimile: (212) 578 1832

(b) if to OSG MLP:

OSG America L.P.
Two Harbour Place
302 Knights Run Avenue

Suite 1200
Tampa, FL 33602
Attention: Chief Executive Officer
Facsimile:

SECTION 19. Subcontracting and Assignment. OSGM shall not assign this Agreement to any Person that is not a subsidiary or Affiliate of OSGM except upon written consent of OSG MLP. OSGM may freely subcontract or sublicense its obligations to provide any Service under this Agreement, so long as OSGM remains liable for performance of the Services and its obligations under this Agreement.

SECTION 20. Amendments; Waivers. (a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the Parties hereto, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that after the completion of OSG MLP’s initial public offering of common units representing limited partner interests, OSG MLP may not, without the prior approval of the conflicts committee of the board of directors of the OSG MLP General Partner or, if there is no such committee, the independent members of such board of directors, agree to any amendment or modification of this Agreement that the OSG MLP General Partner determines will adversely affect the holders of such common units. The Parties hereto agree that, for purposes of this Section 20, any material change in the nature, quantity or duration of the Services to be provided under this Agreement shall constitute a modification of this Agreement.

(b) The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any Party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or remedies under this Agreement. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or otherwise.

SECTION 21. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

[Signature Page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the date first written above.

OSG AMERICA L.P.,

by OSG AMERICA LLC, its general partner,

by

Name:
Title:

OSG SHIP MANAGEMENT, INC.,

by

Name:
Title:

SCHEDULE A

Services

OSGM shall provide such of the following Services to any member of the OSG MLP Group, as OSG MLP General Partner may from time to time request and direct OSGM to provide pursuant to Section 2:

(a)                                 keep and maintain at all times books, records and accounts which shall contain particulars of receipts and disbursements relating to the assets and liabilities of the OSG MLP Group, which books, records and accounts shall be kept and maintained in accordance with normal commercial practices that will permit any member of the OSG MLP Group to prepare or cause to be prepared financial statements in accordance with U.S. generally accepted accounting principles, and keep and maintain at all times such additional books, records and accounts as the OSG MLP Group is required to keep and maintain under applicable U.S. federal securities laws and regulations and the Internal Revenue Code of 1986 and related regulations, all as amended from time to time;

(b)                                 prepare all returns, filings and documents that OSG MLP is required to prepare pursuant to the Limited Partnership Agreement or that are otherwise necessary or desirable in connection with the conduct of OSG MLP Group’s business, in each case, for the review and approval of OSG MLP; and after such returns, filings and documents have been reviewed and approved by OSG MLP, file such returns, filings and documents, as applicable, with the relevant authority;

(c)                                  advise, or arrange for the provision of advice, as to OSG MLP’s obligations under applicable U.S. securities laws and regulations, including its continuous disclosure obligations under applicable U.S. securities laws and regulations and the rules and regulations of the New York Stock Exchange and any other securities exchange upon which OSG MLP’s securities are listed or otherwise admitted for trading; prepare all reports and documents that OSG MLP is required to prepare pursuant to such laws, rules and regulations or that are otherwise necessary or desirable, in each case, for the review and approval of OSG MLP; and after such reports and documents have been reviewed and approved by OSG MLP, file, disseminate, post on the Internet, mail or otherwise distribute such reports and documents, as OSG MLP may request or direct; provided, however, that nothing herein shall permit or authorize OSGM to act for or on behalf of OSG MLP in dealing with any regulatory authority, except to the extent specifically authorized by OSG MLP;

(d)                                 provide, or arrange for the provision of, investor relations services to Unitholders and financial markets; provided, however, that nothing herein shall permit or authorize OSGM to determine the content of any communication by OSG MLP with its Unitholders or the financial markets;

(e)                                  provide, or arrange for the provision of, all administrative matters in respect of (i) the calling and arranging all meetings of Unitholders pursuant to the Limited Partnership Agreement, (ii) the preparation of any materials (including notices of meetings and information circulars) in respect thereof for the review and approval of OSG MLP and (iii) after such materials have been reviewed and approved by OSG MLP, the filing, posting on the Internet, mailing or other distribution of such materials as OSG MLP may request or direct;

(f)                                   provide, or arrange for the provision of, such audit, internal audit, accounting, engineering, legal, insurance and other professional services as may be necessary or desirable for the conduct of the OSG MLP Group’s business; provided, however, that nothing herein shall authorize or permit OSGM to select and appoint the auditor of OSG MLP, which shall be selected and appointed in accordance with the provisions of the Limited Partnership Agreement for the appointment of the auditor of OSG MLP or as otherwise required by applicable law, or to communicate with the auditor other than in the ordinary course of making such books and records of OSG MLP available for review as the auditor may require and to respond to queries from the auditor with respect to the accounts and statements prepared by, or the preparation of which were arranged by, OSGM, and in particular OSGM will not have any of the authorities, rights or responsibilities of the audit committee of OSG MLP General Partner, but shall provide, or arrange for the provision of, information to such committee as may from time to time be required or requested; provided, further, however, that nothing herein shall entitle OSGM to retain legal counsel for the OSG MLP Group unless such selection is specifically approved by OSG MLP;

(g)                                  provide, or arrange for the provision of, administrative, advisory, arrangement, negotiation, documentation, compliance or monitoring services in connection with any new or existing financing for OSG MLP, including any interest rate swap agreements, foreign currency contracts, forward exchange contracts and any other hedging arrangements;

(h)                                 provide, or arrange for the provision of, administrative, advisory, negotiation or documentation services in connection any acquisition or divestment of any asset of the OSG MLP;

(i)                                     provide, or arrange for the provision of, administrative, advisory, negotiation or documentation services in connection with any offering of securities by OSG MLP;

(j)                                    prepare and provide, or arrange for the preparation and provision of, regular cash reports and other accounting information for review by OSG MLP, so as to permit and enable OSG MLP to make all determinations of financial matters required to be made pursuant to the Limited Partnership Agreement, including the determination of amounts available for distribution by OSG MLP to its Unitholders, and to assist OSG MLP in making arrangements with the transfer agent for OSG MLP for the payment of distributions to the Unitholders in accordance with the Limited Partnership Agreement;

(k)                                 provide such assistance to OSG MLP as OSG MLP may request or direct with respect to the performance of the obligations to the Unitholders under the Limited Partnership Agreement and to provide monitoring of various obligations and rights under agreements entered into by OSG MLP and provide advance reports on a timely basis to OSG MLP advising of steps, procedures and compliance issues under such agreements, so as to enable OSG MLP, through OSG MLP General Partner, to make all such decisions as would be necessary or desirable thereunder; and

(l)                                     provide, or arrange for the provision of,  such additional administrative services pertaining to the OSG MLP Group, the assets and liabilities of the OSG MLP Group or the Unitholders and matters incidental thereto as may be reasonably requested by OSG MLP from time to time.

SCHEDULE B

Costs and Expenses

Within 30 days after the end of each month, OSGM shall submit to OSG MLP for payment an invoice for reimbursement of all costs and expenses reasonably incurred by OSGM (the “Costs and Expenses”) in connection with the provision of the Services listed in Schedule A by OSGM to the OSG MLP Group for such month. Each statement will contain such supporting detail as may be reasonably required to validate such amounts due.

OSG MLP shall make payment within 15 days of the date of each invoice (any such day on which a payment is due, the “Due Date”). All invoices for Services are payable in U.S. dollars. All amounts not paid within 10 days after the Due Date shall bear interest at the rate of 1.00% per annum over US$ LIBOR from such Due Date until the date payment is received in full by OSGM.

Without limiting the foregoing, Costs and Expenses shall include all fees from third parties for providing Services and OSGM’s internal costs for providing general administrative Services, such as the costs of OSGM’s internal lawyers, accountants, and finance, information technology and human resource personnel. OSGM may, in its sole discretion, decide not to be reimbursed for the full amount of the internal costs for providing such Services, but the exercise of such discretion shall not affect or modify OSGM’s right to be reimbursed the full amount of the costs of Services provided after the exercise of such discretion.

B-1